Exhibit 17

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

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BINDING BID FOR THE ACQUISITION OF AN ISOLATED PRODUCTION UNIT

By this private instrument, the parties:

(i)       Highline do Brasil II Infraestrutura de Telecomunicações S.A., a corporation with its head offices in the City of São Paulo, State of SP, at Avenida Nove de Julho, n°. 5229 e 5257, 4° Andar, Conjuntos 41-A e 42-B, Jardim Paulista, ZIP CODE 01.407-200, registered with the National Register of Legal Entities of the Ministry of Finance (CNPJ/ME) under No. 27.902.165/0001-05, herein represented pursuant to its bylaws (“Highline”);

(ii)       Oi Móvel S.A. — under Judicial Reorganization, a joint-stock company with its head offices in Brasília, Distrito Federal, Setor Comercial Norte, Quadra 03, Bloco A, Edifício Estação Telefônica, Térreo, Parte 2, registered with the CNPJ/ME No. 05.423.963/0001-11 (“Oi Móvel”); and

(iii)       Telemar Norte Leste S.A. — under Judicial Reorganization, a corporation with its head offices at Rua do Lavradio, n.° 71, 2° andar, Centro, in the City of Rio de Janeiro, State of Rio de Janeiro, ZIP CODE 20.230-070, registered with the CNPJ/ME under No. 33.000.118/0001-79 (“TMAR”, and Oi Móvel e TMAR together referred to as “Oi Group” or “Offerees”).

Highline and Offerees being hereinafter jointly referred to as “Parties” and individually as “Party”.

This binding bid, to the extent of its terms, is presented by Highline to Offerees within the context of the judicial sale of UPI Towers (as defined below), to be carried out in the judicial reorganization proceedings of Oi Group:

PREAMBLE

WHEREAS, on June 20, 2016, TMAR and Oi Móvel, jointly with other companies of their economic group, filed for judicial reorganization before the 7th Lower Corporate Court of the Judicial District of the Capital City of the State of Rio de Janeiro (“Judicial Reorganization Court”), under No. 0203711-65.2016.8.19.0001, in accordance with the LFR (“Judicial Reorganization”);

WHEREAS, on June 15, 2020, Offerees, jointly with other companies of their economic group, filed before the Judicial Reorganization Court a request for Amendment to the Judicial Reorganization Plan (“Amendment”), providing, among other matters, for the creation of a special purpose company to be sold in the form of UPI (“UPI Towers”),

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pursuant to Clause 5.3.8.2 of the Amendment and articles 60, 66, 140, item II, 141 and 142, item II of the LFR;

WHEREAS, pursuant to the Amendment, “SPE Towers” means the special purpose company Caliteia RJ Infraestrutura e Redes de Telecomunicações S.A., a corporation registered with the CNPJ/ME under No. 35.978.982/0001-75 and with the Commercial Registry of the State of Rio de Janeiro under NIRE No. 33.300.333.215, with its registered office located at Rua do Lavradio, 71, sl. 201/801, Centro, ZIP CODE 20230-070, Centro, in the City of Rio de Janeiro, State of Rio de Janeiro, which does not have, at the time of this Binding Bid, any activities, properties, assets, liabilities or contingencies, specifically intended for purposes of disposal in the form of UPI in the context of the Judicial Reorganization, whose share capital will be paid exclusively and necessarily with the Assets, Liabilities and Rights of UPI Towers, as described in Exhibit 5.3.2 of the Amendment (“Assets, Liabilities and Rights of UPI Towers”) and whose shares, once the SPE Corporate Reorganization is completed, will be wholly owned by Telemar and Oi Móvel;

WHEREAS the Assets, Liabilities and Rights of UPI Towers are comprised of (a) six hundred and thirty-seven (637) outdoor telecommunication sites (“Outdoor Sites”); and (b) two hundred and twenty-two (222) indoor telecommunications sites (“Indoor Sites” and, jointly with the Outdoor Sites, the “Sites”), including, therefore, all infrastructure items, assets, agreements, rights, obligations, licenses and other equipment necessary for the operation of the Sites, and excluding the equipment and transmission means provided by Offerees or other companies for the connection of such sites to the associated telecommunications networks.

WHEREAS Highline wishes to present this Binding Bid, on an irrevocable and irreversible basis, subject to the fulfillment of the conditions set forth in this instrument, to acquire UPI Towers under the competitive bidding procedure provided for in Clause 5.3.8.2 of the Amendment (“Competitive Bidding Procedure”), according to the terms and conditions established herein;

WHEREAS, by virtue of the presentation of this Binding Bid, Offerees will present a revised version of the Amendment to the Judicial Reorganization Court (“Revised Version of the Amendment”), so that Highline appears as an anchor investor (stalking horse) under the Competitive Bidding Procedure;

Highline DECIDES to submit to Offerees this bid (“Binding Bid”), which will be governed by the clauses, and subject to the terms and conditions transcribed below:

Clause 1.

Definitions

1.1       Definitions. For the purposes of this Agreement, the following terms, whenever in capital initials, shall have the meanings ascribed thereto as follows:

“Affiliate” means, in relation to any Person, any Person who directly or indirectly Controls, is Controlled by, or is under common Control with that Person, provided that Persons in the investment fund portfolio managed by Highline’s direct or indirect parent company will not be considered Affiliates of Highline.

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“Governmental Authority” means any governmental agency, independent agency, division, department, court or other federal, state or municipal government body of the direct or indirect public administration, as well as any and all courts, judicial authorities and/or arbitration courts.

“CNPJ” means the National Register of Legal Entities of the Ministry of Finance.

“Brazilian Civil Code” means Brazilian Federal Law No. 10,406, dated January 10, 2002, as amended.

“Brazilian Code of Civil Procedure” means Brazilian Federal Law No. 13,105, dated March 15, 2015, as amended.

“Control” means, in relation to a Person, the power to directly or indirectly, individually or jointly with other Persons, manage and order the direction of such Person’s management and policies, by means of ownership of the majority of the voting capital, by operation of an agreement, or any other means. Terms derived from Control, such as “Controlling”, “Controller” and other related words will have meanings similar to Control.

“Closing Date” means the date on which the UPI Towers acquisition transaction is closed by Highline or its Affiliates, through the payment of the Acquisition Price by Highline or its Affiliates to Offerees or its Affiliates and the assignment and transfer by Offerees of the shares representing the total share capital of SPE Towers.

“Deadline” means 180 days as from June 17, 2020.

“Demand” means any action, deficiency notice, order, judicial or extrajudicial notification, notice of violation or non-compliance, claim, notice, plea, complaint, investigation, execution, judicial or administrative proceeding, arbitration proceeding or any investigation of any nature.

“Business Day” means any day (i) that is not a Saturday or Sunday, or (ii) when commercial banks are operating during normal business hours in the cities of Rio de Janeiro, State of Rio de Janeiro, São Paulo, State of São Paulo, in the Federative Republic of Brazil, and in New York, State of New York, in the United States of America.

“Public Notice” means the public notice for the Competitive Bidding Procedure to be published pursuant to the Amendment and the applicable Law.

“Material Adverse Effect” means any circumstance, condition, event, change or occurrence (“Event”) that, individually or in conjunction with one or more Events, adversely and materially affects (i) the businesses, financial or operating conditions, assets and/or the operating results of Offerees, SPE Towers, UPI Towers and/or the Assets, Liabilities and Rights of UPI Towers; or (ii) the ability of the Parties to fulfill the obligations undertaken herein and consummate the legal transactions provided for in this instrument, within the deadlines set forth herein. Without limiting the foregoing, any Events that, individually or in conjunction with one or more Events, result in a Loss (and, notwithstanding the definition of Loss and exclusively for the purposes of this definition of Material Adverse Effect, it will include loss of profits and loss of revenues), contingent or

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effective, negative financial impacts, imposition of payments or disbursements in an amount equal to or greater than one hundred million reais (BRL 100,000,000.00), will necessarily be considered and interpreted as a “Material Adverse Effect” for the purposes of this Binding Bid. However, no Event will be considered a “Material Adverse Effect” for the purposes of this Binding Bid when arising from or attributable to any of the factors listed below, either alone or in conjunction with each other: (a) general changes in economic or political conditions that generally affect the sectors or market in which SPE Towers, the businesses represented by the assets that make up UPI Towers and Highline operate; (b) acts of war (declared or not), sabotage or terrorism, military actions or military escalation after the date hereof, (c) foreseeable developments, on the date of execution of this Binding Bid, of pandemics and public health crises, or (d) any changes in the applicable laws or accounting or tax rules, which may occur after the date hereof; provided, however, that any Event arising from or attributable to the events “(a)” through “(d)” above will not be disregarded for the purposes of determining a Material Adverse Effect only if and to the extent that such an Event has a disproportionate adverse impact on business or operations of SPE Towers and/or the businesses represented by the assets that make up UPI Towers, when compared to other People operating in the same sectors and markets in which these People operate.

“Law” means any law, code, ordinance, standard, resolution, normative ruling, regulation, treaty, convention and/or any other determination, order, writ, injunction, decision, award, sentence and/or decree issued by any competent Governmental Authority to which any Party and/or their respective assets are subject;

“Brazilian Corporations Law” means Brazilian Federal Law No. 6,404, dated December 15, 1976, as amended.

“LFR” means Law No. 11,101, dated February 9, 2005, as amended.

“Person” means any individual, legal entity, businessperson, general partnership or company (including, but not limited to, corporations, limited liability companies or other types of companies), foundation, investment fund, association, partnership, consortium, trust, fiduciary entity or any other entity or organization, with or without legal personality, or any Governmental Authority;

“Loss” means any and all losses, damages, liabilities (including obligations related to Taxes), shortcomings, obligations, losses, penalties, encumbrances, claims, actions, proceedings, decisions (judicial, administrative, arbitration or similar), judgments, awards, agreements and, provided that they are reasonable and documented, costs, expenses and disbursements (including, but not limited to, court deposits, attorneys’, accountants’ and experts’ fees, costs of loss of suit and administrative fees/costs, including those incurred in the conduct of any proceeding, action or Demand) of any type or nature, as well as adjustment for inflation, default and/or compensatory interest, fines and any other additions and/or penalties applicable, whether by operation of law or contract. The following are expressly excluded from the definition of “Loss”: moral damages, indirect damages, image damages, loss of profits and losses of revenue (except, in relation to the latter two items, as provided for in the definition of Material Adverse Effect).

“Judicial Reorganization Plan” means the judicial reorganization plan approved by creditors of Oi Group and its Affiliates at the Creditors’ General Meeting held on

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December 19 and 20, 2017, and ratified by the Judicial Reorganization Court on January 8, 2018.

“SPE Corporate Reorganization” means, altogether, the following transactions and legal businesses to be implemented by Offerees previously and as a condition for the sale of UPI Towers: (a) merger of Dommo Empreendimentos Imobiliários Ltda (“Dommo”) into TMAR and filing of the related corporate acts with the competent Commercial Registry by July 15, 2020, whereby TMAR will succeed Dommo in all rights and obligations and Dommo, in turn, will be extinguished by operation of law, under the terms and as provided in the Brazilian Corporations Law and the Brazilian Civil Code, considering that the direct acquisition of Dommo is not of interest to Highline; and as a necessary step to establish UPI Towers as provided for in the Amendment (b) increase in the share capital of SPE Towers, to be decided by the shareholders of SPE Towers and subscribed and paid in by TMAR through the contribution, assignment and transfer of the Outdoor Sites; and (c) increase in the share capital of SPE Towers, to be decided by its shareholders, and subscribed and paid in by Oi Móvel, which will pay in for the capital increase through the contribution, assignment and transfer of the Indoor Sites, so that SPE Towers becomes the legitimate holder and owner of UPI Towers and said Assets, Liabilities and Rights of UPI Towers.

“Taxes” mean all taxes, contributions, charges, rates, fees, duties, social contributions or other governmental charges of any nature, including, without limitation, all income taxes, withheld at the source or not, on capital gains, share capital, transfer, sale, use, occupation, ownership, consumption, franchise, severance, paid leave, payroll, federal, state, municipal and local taxes withheld at source and other taxes, as well as accretions, fines and interest in relation to any said amounts.

“UPI” means an isolated production unit, as set forth in the LFR.

1.2       Other Terms. Other terms may be defined in any part of this Binding Bid and, unless otherwise indicated, will have the same meaning throughout this Binding Bid.

1.3       Interpretation. For the purposes of this Binding Bid, unless the context requires otherwise: (i) any reference to Laws or legal provisions must include all complementary legislation enacted and sanctioned, from time to time, under the terms of such legal provision, as amended or consolidated from time to time; any reference to the singular must include the plural and vice versa; (iii) any reference to male or female must include each other; (iv) the Preamble and the Exhibits that form part of this Binding Bid shall be effective and produce the same effects as if they were expressly provided for in the wording of this Binding Bid, being certain that any reference to this Binding Bid must include all items of the Preamble and all Exhibits hereto; (v) any references to this Binding Bid or to any other document shall be construed as references to this Binding Bid or to such other document, as amended, modified, renegotiated, supplemented or replaced, from time to time; (vi) the expression “this Clause” or “this item”, unless it is followed by reference to a specific provision, shall be considered referring to the entire Clause or item (not just the Clause, paragraph or other provision) in which the expression appears; (vii) the titles of the items, clauses, sub-clauses, exhibits, parts and paragraphs are for convenience only and do not affect the interpretation of this Binding Bid; and (viii) the words "include" and "including" are to be interpreted as illustrative or emphasis only and must not be interpreted, nor applied, as a restriction on the generality of any previous word.

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Clause 2.

Binding Bid

2.1       Highline Offer. By means of this Binding Bid, Highline undertakes (i) to participate in the Competitive Bidding Procedure and submit a bid in the exact terms and subject to the conditions of this Binding Bid, as well as (ii) provided that the Conditions Precedent established in Clause 4 below are met (or waived by Highline), to enter into the Sale and Purchase Agreement (pursuant to the draft set out in Exhibit 3.4) and, on the Closing Date, the Oi Sharing Agreement (pursuant to the draft attached to the Sale and Purchase Agreement), under the Competitive Bidding Procedure.

2.1.1       Assuming that Offerees are in compliance with the obligations imposed by this Binding Bid and, cumulatively, the Precedent Conditions provided for in Clause 4 below have been met in full by the Deadline, then the breach of Highline’s obligation to enter into the Sale and Purchase Agreement within five (5) days after the fulfillment of the Precedent Conditions set forth in Clause 4 below (and as long as the Precedent Conditions remain fulfilled) will give Highline the obligation to pay to TMAR and Oi Móvel, in proportion to their Equity Holdings at SPE Towers, a compensatory pecuniary fine for pre-fixed losses and damages in the total amount of BRL 37,500,000.00 (“Break-Up Fee”).

(i)       The Parties agree that the Break-Up Fee will be the exclusive remedy of Offerors and their Affiliates in the event of a breach of Highline’s obligation to enter into the Sale and Purchase Agreement within five (5) days after the fulfillment of the Conditions Precedent established in Clause 4 below and, upon payment of the Break-Up Fee, this Binding Bid will be terminated by operation of law and Highline will have no obligation to consummate the operations contemplated herein. For the avoidance of doubt, Offerees will not be entitled to claim for specific performance of the obligations provided for in this Binding Bid if Highline fails to enter into the Sale and Purchase Agreement under Clause 2.1.1 hereof.

(ii)       The Parties agree and covenant that the Break-Up Fee, if due pursuant to Clause 2.1.1 above, may be offset by any of the Parties against any amounts, of any nature, due to Highline by Offerees.

(iii)       For the avoidance of doubt, without prejudice to the other terms and conditions set forth herein, the Parties acknowledge and agree that, even if Highline does not conclude the Sale and Purchase Agreement within the term indicated in Clause 2.1.1 above, the Break-Up Fee will not be due in such a hypothesis if the Precedent Conditions provided for in Clause 4 below have not been fully satisfied by the Deadline, even if said Precedent Conditions happens to be satisfied after such date.

Clause 3.

Price Composition and Definitive Documents

3.1       Acquisition Price Composition. Subject to the provisions of Clause 3.3 and the adjustments provided for in the Sale and Purchase Agreement pursuant to the draft set out in Exhibit 3.4, Highline undertakes in this Binding Bid to acquire SPE Towers, if it wins the Competitive Bidding Procedure (the “Acquisition Price”), for the amount of one billion, sixty-six million, nine hundred and two thousand, eight hundred and twenty-seven reais

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(BRL 1,066,902,827.00). The Acquisition Price results from the application of the formula below by considering, in relation to the determinable components of its calculation, the information provided by Offerees and their Affiliates during the Market Sounding process conducted by their financial advisor:

Acquisition Prince = [14.86 * Outdoor Disclosed Revenue] + [8.24 * Indoor Disclosed Revenue]

3.1.1       For the purposes of determining the Acquisition Price, Highline assumed an Outdoor Disclosed Revenue of BRL 46,187,533.00 and an Indoor Disclosed Revenue of BRL 46,285,753.00, as disclosed by the Offerees under the Market Sounding process, without prejudice to the obligation provided for in Clause 3.2.

3.2       Disclosure. Offerees undertake to disclose, in the data room of the Public Notice, their calculation in good faith of the Indoor Disclosed Revenue and the Outdoor Disclosed Revenue (together, the “Disclosed Revenue”), so that this information becomes public and accessible to all participants in the Competitive Bidding Procedure.

3.2.1       For the purposes of Clauses 3.1 and 3.2 above:

(i)       “Indoor Disclosed Revenue” means the net revenue of the Indoor Sites (i) accrued over the last three (3) full months prior to the date when the information is disclosed in the Public Notice, (ii) adjusted to exclude the effects of revenues resulting from expired or terminated agreements (either by decision from either party or due to expiration thereof), and (iii) multiplied by 4 (to establish the revenue in annual terms).

(ii)       “Outdoor Disclosed Revenue” means the net revenue of the Outdoor Sites (i) accrued over the last three (3) full months prior to the date when the information is disclosed in the Public Notice, (ii) adjusted to exclude the effects of revenues resulting from expired or terminated agreements (upon decision from either party or due to expiration thereof), and (iii) multiplied by 4 (to establish the revenue in annual terms).

3.3       Verification. In the period between the publication of the Revenue Disclosed in the data room of the Public Notice and the date of fulfillment of the Precedent Conditions provided for in Clause 4 (the “Verification Period”), Highline will have the opportunity to (i) conduct a due diligence on the Revenue Disclosed in the scope of the Competitive Bidding Procedure, and (ii) evaluate, directly or through its advisors, the financial, legal and operating information that may be made available to those interested in the Competitive Bidding Procedure (“Verification”).

3.3.1       In line with the above, and in order to make the Verification feasible, Offerees must present to Highline and to all participants in the Competitive Bidding Process, on the same date of publication of the Disclosed Revenue, all invoices, contracts and other documents necessary and sufficient for the Verification, as well as provide clarifications as reasonably requested by Highline and other participants in the Competitive Bidding Procedure in the Verification process.

3.3.2       The Verification Period may not be less than 30 calendar days.

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3.4       Definitive Documents. In addition to the provisions set forth above, Highline assumes in this Binding Bid the obligation, in case it wins the Competitive Bidding Procedure, to enter into the Sale and Purchase Agreement for Equity Holdings and Other Covenants whose minutes, accompanied by their exhibits, are included in Exhibit 3.4 to this instrument (“Sale and Purchase Agreement”), which establishes the terms and conditions applicable to the acquisition of UPI Towers through the assignment and transfer of shares representing the entire share capital of SPE Towers to Highline.

3.4.1       The Sale and Purchase Agreement contains, as one of its exhibits, the draft of the sharing agreement (“Oi Sharing Agreement”), which must also be entered into between the winning participant of the Competitive Bidding Procedure and Oi Móvel, on the Closing Date (and as a condition for closing the operations contemplated by the Sale and Purchase Agreement). By means of this Binding Bid, Highline also undertakes the obligation to enter into the Oi Sharing Agreement if it is declared a winner in the Competitive Bidding Procedure.

3.4.2       Offerees undertake the obligation to enter into the Sale and Purchase Agreement and the Oi Sharing Agreement if Highline is the winner of the Competitive Bidding Procedure.

Clause 4.

Conditions Precedent

4.1       Conditions Precedent. The Parties acknowledge and agree that Highline’s obligation to enter into the Sale and Purchase Agreement, as provided herein, is subject to the cumulative verification of the following conditions precedent (“Conditions Precedent”), until the Deadline or until another specific date indicated below:

4.1.1       Conditions Precedent.

(i)       Offerees must have fully adhered to all the terms and conditions of this Binding Bid by the date that is 2 Business Days counted from the date hereof, upon execution of this instrument by their respective legal representatives with powers to do so and subsequent sending of the signed copy to Highline address included in the qualification of the Parties, to the care of Mr. Fernando Diez Viotti, as well as a digitalized copy of the signed document to the following e-mail address: fv@highlinedobrasil.com;

(ii)       Indoor Disclosed Revenue shall be in the range from BRL 42,000,000.00 to BRL 51,300,000.00 and Indoor Disclosed Revenue shall be in the range from BRL 41,900,000.00 to BRL 51,200,000.00;

(iii)       At least 80% of the Disclosed Revenue must come from amounts (i) paid by Oi Group in consideration for the use of the Sites, and (ii) which will remain being paid after the execution of the Oi Sharing Agreement; provided that such allocation will be subject to due diligence by Highline during the Verification Period;

(iv)       The corporate documents implementing the merger of Dommo, as provided for in item “a” of the definition of Corporate Reorganization, must have been filed for registration with the competent Commercial Registry by July 15, 2020;

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(v)       Debt and Working Capital (both as defined in the Sale and Purchase Agreement) of SPE Towers, shall each be in the range from BRL 0.00 and twenty-five million reais (BRL 25,000,000.00), such information being confirmed through the Verification, without prejudice to SPE Towers' Debt and Working Capital adjustments to be made before and after the Closing Date, under the terms provided for in the Sale and Purchase Agreement;

(vi)       Offerees must have complied with the obligations undertaken by them in this Binding Bid, including, but not limited to, the obligations provided for in Clause 5 below;

(vii)       There has been no change that constitutes a Material Adverse Effect from the date of the Binding Bid to the date of execution of the Sale and Purchase Agreement;

(viii)       Offerees must have submitted to the Judicial Reorganization Court the Revised Version of the Amendment, substantially in the form of the wording agreed and contained in Exhibit 4.1.1(viii), to reflect the acceptance of this Binding Bid, so that the Revised Version of the Amendment provides for: (a) the formation of UPI Towers; (b) the SPE Corporate Reorganization; (c) the description of the Competitive Bidding Procedure conducted in a public judicial bidding, by the method of an auction with closed bids, under the terms of articles 60, 141 and 142, item II, of LFR, in particular the conditions for the exercise of the Right to Last Offer; (d) the disposal of UPI Towers through the Competitive Bidding Procedure, through the sale of all shares representing the share capital of SPE Towers; (e) the obligation of the winner of the Competitive Bidding Procedure to enter into the Oi Sharing Agreement, in addition to the Sale and Purchase Agreement; (f) the obligation to assign and transfer the Oi Sharing Agreement as part of the UPI that will be formed for the sale of the Oi Group’s mobile activities (“SPE Movable”), to the future acquirer of SPE Movable; (g) that the winning bidder of the Competitive Bidding Procedure will not succeed Oi Group or its Affiliates in relation to any liability, obligation or contingency of any nature, including those existing between the period after the request for judicial reorganization and before the transfer of UPI Towers to the winning bidder; (h) the existence of Highline as an anchor investor (stalking horse) and its Right to Last Offer in return for the presentation of this Binding Bid, the automatic qualification of Highline to participate in the Competitive Bidding Procedure due to the Binding Bid and the recognition that the Binding Bid is a valid offer for the purpose of acquiring UPI Towers; and (i) that the acquisition of UPI Towers will be documented through the drafting of minutes that are substantially the same as the documents contained in Exhibit 3.4 to this instrument

(ix)       The Revised Version of the Amendment to the PRJ must have been approved by the creditors of the Judicial Reorganization at a Creditors’ General Meeting (CGM) and after this it could not have been modified until the date of execution of the Sale and Purchase Agreement, with respect to the sale of UPI Towers;

(x)       Ratification by the Judicial Reorganization Court of the Revised Version of the Amendment, approved by the Oi Group creditors at a CGM and absence, on the date of execution of the Sale and Purchase Agreement, of a suspensive effect granted to an appeal filed against said decision for ratification of the Amendment;

(xi)       The Public Notice must expressly establish the rules for the Competitive Bidding Procedure, in particular the rules for the qualification and participation of participants, access to the data room, the conditions for the submission of bids, the need for the winner

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to adhere to the Sale and Purchase Agreement and to the Oi Sharing Agreement, the existence of a minimum offer price, the existence of Highline as an anchor investor (stalking horse) and its Right to Last Offer, the criteria for analyzing the bids and the conditions for exercising the Right to Last Offer and that the winner of the Competitive Bidding Procedure for the judicial disposal of UPI Towers will not succeed Oi Group in any of its debts, obligations and constraints, whatever their nature, including, but not limited to, tax, regulatory, administrative, civil, commercial, environmental, labor, criminal, anti-corruption, liabilities arising from Law No. 12,846/2013, social security and those obligations arising from the solidarity assumed by Oi Group for the fulfillment of all obligations established in the Plan and in its Amendment, pursuant to arts. 60, sole paragraph, 141, item II, and 142 of the LFR and art. 133, first paragraph, item II, of Law No. 5,172/1966; and

(xii)       Ratification of the bid to be presented by Highline in the Competitive Bidding Procedure as a winner by Oi Group's Judicial Reorganization Court, under the terms of the Revised Version of the Amendment and Law No. 11,101/05, without any reservations regarding the exclusion of the UPI Towers acquirer’s succession in relation to Oi Group contingencies and liabilities, as provided for in the Revised Version of the Amendment and in articles 60, sole paragraph, 141, item II, and 142, item II, of Law No. 11,101/05, and (i) the legal term for filing any appeal must have elapsed or, if an appeal is filed, a judicial decision granting a suspensive effect to such appeals against (a) the judicial decision ratifying the Amendment to the Plan; and/or (b) the judicial decision for ratification of the winning bid of the Auction, under the terms of the Revised Version of the Amendment and the LFR.

4.1.2       If any of the Precedent Conditions listed in Clause 4.1.1 are not met, Highline may, at its sole discretion, (i) waive its compliance (except for the Precedent Conditions set forth in Clauses 4.1.1(x) and 4.1.1( xii), with regard specifically to the ratification by the Judicial Reorganization Court of the Revised Version of the Amendment, approved by Oi Group creditors at a CGM and the ratification of the winning bid, respectively, whose compliance cannot be waived by either Party), by sending written notice to Offerees, in which case the Parties will remain required to comply with the provisions contained herein, or (ii) terminate this instrument, in which case the obligations contained herein will lose their effect and the Break-Up Fee will not be due.

Clause 5.

Offerees’ Obligations

5.1       Definitive Documents. The draft of the definitive documents to be signed for the acquisition of UPI Towers (including the Sale and Purchase Agreement and Oi Sharing Agreement), to be published together with the Revised Version of the Amendment, should substantially reflect the form and contain substantially the same terms and conditions of the draft Sale and Purchase Agreement and respective exhibits set out in Exhibit 3.4 to this Binding Bid.

5.2       Right to Last Offer. Considering that (i) Highline focused its efforts to carry out a due diligence process on the assets that make up UPI Towers; (ii) prepared and paid for the costs of the due diligence and structuring of the definitive documents for the implementation of the acquisition of UPI Towers, and (iii) that this Binding Bid will be used to guide the sale process of UPI Towers; (iv) Highline, through this Binding Bid, is

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assuming a firm commitment to enter into the Sale and Purchase Agreement, provided that the terms and conditions set forth herein are complied with; Offerees hereby agree and undertake to include in the Revised Version of the Amendment that will be submitted for the approval of the creditors of the Judicial Reorganization at a Creditors’ General Meeting (CGM), which shall subsequently be ratified by the Judicial Reorganization Court, Highline’s right to cover, for any amount, the greater offer submitted by any third parties under the Competitive Bidding Procedure (“Right to Last Offer”), as stipulated below:

(i)       If a bid is submitted for the acquisition of UPI Towers under the Competitive Bidding Procedure that complies with the provisions of the Revised Version of the Amendment to the Judicial Reorganization Plan and the Public Notice with a value higher than the Acquisition Price, then Highline may state, at the hearing when the Competitive Bidding Procedure occurs, in an irrevocably manner about the exercise or not of its Right to Last Offer;

(ii)       If Highline chooses to exercise such right, the Parties will only change the price in the Sale and Purchase Agreement to reflect the exercise price of the Right to Last Offer, and execute the Sale and Purchase Agreement under the same terms and conditions negotiated, provided that the other terms and conditions established in this Binding Bid are complied with;

(iii)       For the avoidance of doubt, (a) Highline will not be required to submit, within the scope of the Competitive Bidding Procedure, a bid with a value higher than the Purchase Price provided for in this Binding Bid, or to exercise the Right to Last Offer; (b) the Break-Up Fee will not be due if a third party bids in excess of the Purchase Price under the Competitive Bidding Procedure and Highline does not exercise the Right to Last Offer, and (c) Highline will have discretion to determine what the additional amount that it will offer in the scope of the exercise of the Right to Last Offer.

5.2.2.       If any third party submits a bid with a value higher than the Purchase Price under the Competitive Bidding Procedure and Highline chooses not to exercise the Right to Last Offer under the terms set forth herein, this Binding Bid will be considered to be automatically extinguished by operation of law, in which case the obligations contained herein will lose their effect and the Break-Up Fee will not be due.

5.3.       Confidentiality. Offerees may disclose this Binding Bid within the scope of the Revised Version of the Amendment and preparation and publication of the Public Notice, as a benchmark anchor investor (stalking horse) for the Competitive Bidding Process and respective Right to Last Offer.

Clause 6.

Validity of the Binding Bid

6.1.       Validity. This Binding Bid is valid and effective, subject to its terms and conditions, notably the Conditions Precedent, (a) until the Deadline, and may be automatically extended for another five (5) days in the event that the cumulative verification (or waiver, as the case may be) of the Conditions Precedent indicated in Clause 4.1.1 above occurs between the 176th and the 180th days counted as from June 17, 2020 (when this Binding Bid will lose its effectiveness and will be extinguished without any penalty for the Parties and without the Break-Up Fee); or (b) until the date of execution of the Sale and Purchase

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Agreement (when the Sale and Purchase Agreement will replace the terms and conditions provided herein in its entirety), whichever occurs first.

Clause 7.

Miscellaneous

7.1.       Costs and Expenses. Highline, on the one hand, and Offerees, on the other hand, must bear their own costs, expenses and taxes related to the acquisition of UPI Towers and other transactions contemplated herein, including any fees, costs and expenses with their respective legal and financial advisors, and any other costs and expenses that may be incurred in this regard. Highline will not be responsible for any costs and expenses of Offerees related to the legal business provided herein or to the Judicial Reorganization.

7.2.       Liabilities. Offerees acknowledge that they are and will continue to be exclusively liable for any and all contingencies and obligations not included in the Assets, Liabilities and Rights of UPI Towers, including the payment of any taxes due by Offerees or their Affiliates, whether or not they are included in the Judicial Reorganization Plan.

7.3.       Notices. All notices and other communications to be made or sent in relation to this Binding Bid must be made in writing and delivered in person, sent by postal service or by e-mail (with confirmation of reading), to the following addresses:

(a)       If to Highline:

Highline do Brasil II Infraestrutura de Telecomunicações S.A.

Address: Avenida Nove de Julho, n°. 5229, 5257 Andar 4, Conj 41-a e 42-b, Jardim Paulista, City of São Paulo, State of SP, ZIP CODE: 01.407-200

E-mail: fv@highlinedobrasil.com

Attn: Fernando Diez Viotti

(b)       If to any of Offerees:

Oi S.A.

Address: Rua Humberto de Campos, 425 — 8° andar, Leblon, City and State of Rio de Janeiro, ZIP CODE: 22430-190

E-mail: camille.faria@oi.net.br

Attn: Camille Loyo Faria

7.3.1       Notices delivered according to this Clause will be considered given: (i) at the time they are delivered, if delivered in person; (ii) at the time they are delivered, if sent by mail or courier service; and, (iii) on the date shown on the confirmation of receipt of the transmission, if sent by e-mail, unless such date is not a Business Day, in which case it will be deemed received on the Business Day immediately following.

7.4.       Assignment. It is expressly agreed that Highline may assign and transfer, in whole or in part, the terms and conditions of this Binding Bid to any of its Affiliates, regardless of any approval or consent by Offerees, provided that such assignment or transfer does not affect the obligations assumed by Highline under this Binding Bid. Offerees are forbidden to assign or transfer to any third parties, in any way, the rights and obligations provided for in this Binding Bid, except with the prior and express consent of Highline, provided that any assignment or transfer carried out without said consent will be null and void.

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7.4.1.       For purposes of clarification, the Auction Bid may be submitted by either Highline or any of its Affiliates, at Highline’s sole discretion.

7.5.       Extrajudicially Enforceable Instrument. This Binding Bid, executed by all the Parties and by two witnesses, constitutes an extrajudicially enforcement instrument under the terms of art. 784, item III, of the Brazilian Code of Civil Procedure.

7.6.       Applicable Law. This Binding Bid shall be governed by and interpreted according to the laws of the Federative Republic of Brazil.

7.7.       Conflict Resolution. Any disputes arising from this Binding Bid or otherwise related to it, including as to its existence, validity, effectiveness, interpretation of its terms, conditions, execution or termination (“Dispute”) shall be resolved by arbitration as provided for in this Clause 7.7 (“Arbitration”).

7.7.1       The Parties agree that, before initiating Arbitration to resolve any Dispute, they shall attempt to negotiate an amicable settlement agreement for such Dispute, within a period not exceeding fifteen (15) Business Days after receipt by a Party of notification of the existence of such Dispute, as sent by the other Party. The Parties agree that their obligation to resolve any Disputes amicably is an ancillary obligation that does not preclude the immediate initiation of Arbitration at any time, at the sole and discretionary criteria of either Party.

7.7.2       At the end of this period or if, at the discretion of either Party, it is impossible to reach an amicable solution, the Interested Party may submit the Dispute to Arbitration before the International Chamber of Commerce (ICC) Arbitration Chamber (“Chamber”), in accordance with its arbitration regulation (“Regulation”) in force on the request date for the establishment of Arbitration, with the exception of the changes provided for herein.

7.7.3       The Arbitration will be conducted by three (3) arbitrators (“Tribunal”), one nominated by the requesting party and the other nominated by the requested party, in accordance with the Regulations. If there is more than one requesting party and/or more than one requested party, then the requesting parties and/or requested parties must together indicate their respective arbitrator. In the absence of agreement between the requesting parties or requested parties to indicate their respective co-arbitrator, all arbitrators must be appointed by the Chamber. The two arbitrators thus appointed shall nominate, by mutual agreement, the third arbitrator, who will act as president of the Arbitral Tribunal, within the term provided for in the Regulations. If any of the three arbitrators is not appointed within this period, then the Chamber shall appoint them, as provided for in the Regulation. Any and all controversies regarding the appointment of arbitrators by the parties, as well as the choice of the third arbitrator, will be settled by the Chamber. The Parties, by mutual agreement, remove the application of the provisions in the Regulation that limit the choice of a sole arbitrator, co-arbitrator or president of the arbitral tribunal to the list of arbitrators of the Chamber.

7.7.4       The Arbitration will be based in the City of São Paulo, State of São Paulo, Brazil, where the arbitration award will be issued, and it will be conducted in the Portuguese language. The Arbitral Tribunal shall judge the merits of the Dispute in accordance with Brazilian law and shall not judge by equity.

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7.7.5       Any order, decision, determination or award handed down by the Arbitral Tribunal will be final and binding on the parties and their successors, who expressly waive any appeal. The arbitral award may be enforced before any judicial authority with jurisdiction over the parties and/or their assets.

7.7.6       Each party will bear the costs and expenses that it causes in the course of the Arbitration and the parties will share equally the costs and expenses whose cause cannot be attributed to one of them. The arbitral award will attribute to the losing party, or to both parties to the extent that their claims are not upheld, final liability for the cost of the proceeding, including the reimbursement of attorney’s fees and other advisors’ fees of reasonable value. The arbitration award shall not impose the payment of attorneys’ fees due to loss of suit.

7.7.7       The parties choose the jurisdiction of the Judicial District of São Paulo, State of São Paulo, Brazil, to settle any issues arising out of this Agreement, and waive any other, however privileged, for the exclusive purposes of obtaining urgent relief to protect or safeguard their rights prior to the establishment of the Arbitral Tribunal, without this being considered a waiver of Arbitration. Any measure granted by the Judiciary Branch shall be promptly notified by the party that requested such measure to the Arbitral Chamber. The Arbitral Tribunal, once constituted, may review, maintain or revoke the measures granted by the Judiciary Branch.

7.7.8       The parties agree that all aspects related to Arbitration, including its own existence, must be kept confidential. All its elements (including, but not limited to, the Parties’ allegations, evidence, reports and other statements of third parties and any other documents presented or exchanged in the course of the arbitration proceeding) will only be disclosed to the Arbitral Tribunal, to the parties, their lawyers, Chamber officials, and any person needed to develop the Arbitration, unless disclosure is required to comply with any obligations imposed by applicable law, or by any Governmental Authority.

7.7.9       Any and all disputes related to the confidentiality obligation will be settled in a final and binding manner by the Arbitral Tribunal, which may take any measure to safeguard the confidentiality of the arbitration procedure, or any other matter related to Arbitration.

7.7.10       In the event that two or more disputes arise in relation to this Agreement, or in any way related to it, its resolution may occur through a single arbitration proceeding, pursuant to the Regulation. Before the constitution of the Arbitral Tribunal, the Chamber will be responsible for consolidating the referred disputes in a single arbitral procedure, in accordance with the Regulation. After the constitution of the Arbitral Tribunal, in order to facilitate the resolution of related disputes, the Arbitral Tribunal may, at the request of one of the parties, consolidate the arbitration procedure with any other pending arbitration procedure that involves the resolution of disputes arising from this Agreement, or otherwise related to it. The Arbitral Tribunal shall consolidate the procedures, provided that (i) they involve the same parties; (ii) there are factual and/or legal issues that are common between them; and (iii) the consolidation in these circumstances does not result in losses arising from unjustified delays in resolving such disputes. The jurisdiction to determine the consolidation of procedures and conduct the consolidated procedure will be the first arbitral tribunal constituted. The consolidation decision will be final and binding on all parties involved in the disputes and arbitration procedures object of the consolidation order.

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7.8.       Replacement. The terms of this Binding Bid fully replace the terms of the bid that was signed on June 17, 2020.

IN WITNESS WHEREOF, Highline executed this Binding Bid on the date and place mentioned below, in two (2) counterparts of equal content and form, in the presence of the undersigned witnesses.

São Paulo, August 13, 2020.

Highline do Brasil II Infraestrutura de Telecomunicações S.A.

Name:	Name:
Title:	Title:

(continued on next page)

Continuation of the Signature Page of the Bid for the Acquisition of an Isolated Production Unit sent by Highline do Brasil II Infraestrutura de Telecomunicações S.A. on August 13, 2020.

13-Aug-2020 | 2:06 PM PDT

Agreed on August [blank], 2020.

OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION

Name:	Name:
Title:	Title:

TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION

Name:	Name:
Title:	Title:

Witnesses:

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Name:	Name:
ID (RG):	ID (RG):
CPF/ME:	CPF/ME:

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BID FOR THE ACQUISITION OF ISOLATED PRODUCTION UNIT

EXHIBIT 4.1.1(VIII)

Wording Agreed for the Revised Version of the Amendment

5.3.2.       Composition of the UPI Towers. The UPI Towers will be composed of 100% of shares issued by SPE Towers, free and clear of any liens and encumbrances, to whose share capital the Debtors must contribute until the respective Contribution Date, by means of one or more corporate operations, all Assets, Liabilities and Rights of UPI Towers, as described in Exhibit 5.3.2. All other assets, liabilities and rights that are not transferred from Debtors to SPE Towers and which are not expressly listed as Assets, Liabilities and Rights of UPI Towers, also pursuant to Exhibit 5.3.2, are not part of the UPI Towers and will not be part of the judicial disposal, remaining in the ownership and obligation of Debtors or another Defined SPE UPI, if so established in this Plan.

5.3.2.1.       SPE Towers shall not be in any way responsible, jointly or severally, with Debtors for the fulfillment of any of its obligations, especially (i) the obligations arising from or established in the Plan and its Amendment; (ii) the obligations undertaken by Debtors before Post-Petition Creditors; and (iii) the obligations of a fiscal, tax and non-tax nature of Debtors.

***

5.3.9.2.       Disposal of the UPI Towers. The Competitive Bidding Procedure for the disposal of UPI Towers shall be held through judicial negotiations, on the terms and conditions set forth in this Plan and in the respective Public Notice, by means of the submission of closed bids for the acquisition of one hundred percent (100%) of the shares issued by SPE Towers, without the buyer succeeding the Debtors in any debts, contingencies or obligations of the Debtor, of any kind, pursuant to article 60, sole paragraph, article 141, item II, and article 142 of the LFR, and it is hereby agreed that the payment of the UPI Towers payment price by the respective buyer shall be given in cash, as set out in the UPI Towers Sale and Purchase Agreement, a draft of which is contained in Exhibit 5.3.9.2 to this Plan, observing the minimum amount of one billion, sixty-six million, nine hundred and two thousand, eight hundred and twenty-seven reais (BRL 1,066,902,827.00) (“UPI Towers Minimum Price”), which was calculated and defined based on the terms and conditions set forth in the UPI Towers Binding Bid contained in Exhibit 5.3.9.2.1 (as defined below).

5.3.9.2.1.       In order to enable the disposal of the UPI Towers, access the maximum possible number of interested parties and maximize the amount to be generated for payment to Creditors, Oi Group contracted the services of financial advisors to prospect and interact with any parties interested in the acquisition of the UPI Towers. Such measures resulted in the receipt of bids for the acquisition of the UPI Towers, provided that the binding bid submitted by Highline do Brasil II Infraestrutura de Telecomunicações S.A. (“Highline”), the copy of which is included in Exhibit 5.3.9.2.1 (“UPI Towers Binding Bid”), was considered the best binding bid for the acquisition of the UPI Towers received by Oi Group and was used as a basis for setting UPI Towers Minimum Price.

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5.3.9.2.2.       Due to the submission of the UPI Towers Binding Bid, Highline is automatically qualified to participate, directly or through an Affiliate, in the Competitive Bidding Procedure for disposal of the UPI Towers described in Clause 5.3.9.2.3 and its sub-clauses below, as it complies with the Minimum Conditions and UPI Towers Conditions, and will be waived from complying with the provisions in Clauses 5.3.9.2.3.6 and 5.3.9.8 below.

5.3.9.2.3.       Competitive Bidding Procedure for judicial disposal of the UPI Towers. The UPI Towers will be legally disposed of according to the rules defined in this Plan and in the UPI Towers Public Notice, in the form of sealed bids.

5.3.9.2.3.1.       After the Judicial Ratification of the Amendment to the PRJ, the Debtors shall publish the UPI Towers Public Notice. The UPI Towers Public Notice will establish, among other issues regarding the Competitive Bidding Procedure, (i) the requirements and conditions for participation in the Competitive Bidding Procedure, including the Minimum Conditions and the UPI Towers Conditions, and for the acquisition of the UPI Towers; (ii) the term and conditions for carrying out the Due Diligence; (iii) the term and conditions to exercise the UPI Towers Right to Last Offer; (iv) that the respective acquirer of UPI Towers will not succeed Debtors in any debts, contingencies and obligations of any nature, including those of a fiscal, tax and non-tax, environmental, regulatory, administrative, civil, commercial, labor, criminal, and anti-corruption nature, the liabilities arising from Law No. 12,846/2013, social security liabilities and those arising from a joint and several liability assumed by Oi Group for compliance with all obligations set forth in the Plan and in its Amendment, under arts. 60, sole paragraph, 141, items II and 142 of LFR, and art. 133, first paragraph, item II of Law No. 5,172/1966.

5.3.9.2.3.2.       With the exception of Highline, which has already submitted the UPI Towers Binding Bid included in Exhibit 5.3.9.2.1, all parties interested in participating in the Competitive Bidding Procedure for the disposal of the UPI Towers, which meet the requirements for their participation in this Competitive Bidding Procedure, must send to the Debtors, within the period of ten (10) Business Days counted as of the publication of the UPI Towers Public Notice, the confidentiality agreement, which must be attached to the UPI Towers Public Notice, duly signed and accompanied by the documents that prove the powers of representation of the subscriber. The interested parties, which do not sign the mentioned confidentiality agreement, will not be qualified to perform a Due Diligence and the bids eventually sent by such interested parties will not be considered for the purposes of the Competitive Bidding Procedure for the disposal of the UPI Towers.

5.3.9.2.3.3.       The execution of said confidentiality agreement shall give the parties interested in acquiring UPI Towers unrestricted access to all Due Diligence documents and information to be made available concerning UPI Towers, which have already been provided before to Highline and to the other parties interested in acquiring UPI Towers previously accessed by the financial advisers of the Oi Group, as mentioned in Clause 5.3.9.2.1 above. Furthermore, information on the calculations of the Indoor Disclosed Revenue and Outdoor Disclosed Revenue shall be published during the Due Diligence, as well as the entire documentation that substantiates said calculations, to enable the evaluation of the Assets, Liabilities and Rights of UPI Towers and the potential submission of closed bids by the parties interested in acquiring UPI Towers.

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5.3.9.2.3.4.       If (i) the aforementioned confidentiality agreement has its terms amended; and/or (ii) the sending of the confidentiality agreement does not comply with the provisions set forth in this Plan and in the UPI Towers Public Notice, the respective interested parties will not be qualified to perform a Due Diligence and will not have access to the UPI Towers documents and information, and the bids eventually sent by such interested parties will not be considered for the purposes of the Competitive Bidding Procedure for the disposal of the UPI Towers.

5.3.9.2.3.5.       Interested parties, which meet the requirements for their participation in this Competitive Bidding Procedure, including Highline, must, within the period of thirty (30) calendar days counted as of the publication of the UPI Towers Public Notice, submit their sealed bids for the acquisition of the UPI Towers, mandatorily under the terms of the form that will be attached to the UPI Towers Public Notice. The forms must be filed in sealed envelopes before the Judicial Reorganization Court as fixed in the UPI Towers Public Notice. The interested parties, which submit bids in a manner different from the provisions set forth in this clause, not using the form attached to the UPI Towers Public Notice or amending any of its terms, will not be considered for the purposes of the Competitive Bidding Procedure for the disposal of the UPI Towers.

5.3.9.2.3.6.       The sealed bids to be submitted by the interested parties must comply with, in addition to the Minimum Conditions set forth in this Plan, the following requirements, which constitute “UPI Towers Conditions”, without prejudice to other conditions and requirements to be provided for in the UPI Towers Public Notice: (i) acquisition of all, and no less than all, shares issued by SPE Towers; (ii) price in an amount higher than the UPI Towers Minimum Price, in cash, to be disbursed in the manner and term set forth in the draft of the UPI Towers Sale and Purchase Agreement, whose draft is included in Exhibit 5.3.9.2 of the Plan; (iii) express adhesion to the draft UPI Towers Sale and Purchase Agreement and all of its exhibits, especially the Sharing Agreement to be executed during the structuring of UPI Towers between SPE Towers and, as applicable, the respective Debtor or SPE Movable, and the terms and conditions of which are stated in Section C of Exhibit 5.3.2, as well as the commitment to observe and fulfill all of the obligations and conditions set forth in said documents; (iv) express adherence to the terms and conditions fixed in the UPI Towers Public Notice; (v) agreement with the format and procedure of the Competitive Bidding Procedure for the disposal of UPI Towers established in this Plan, especially the automatic qualification of Highline by virtue of the submission of the UPI Towers Binding Bid and the UPI Towers Right to Last Offer; (vi) non-submission of the effectiveness of the bid and consummation of the acquisition of the UPI Towers to any other condition different those contained in the draft of the UPI Towers Sale and Purchase Agreement, including any requirement to carry out additional diligence; (vii) bidder’s statement of awareness that the Debtors may, at any time until the holding of the UPI Towers Bids Hearing, demand the submission of documents that prove their economic, financial and equity capacity and proof that they have sufficient funds or means available to pay the amount proposed for the acquisition of UPI Towers, at the risk of the bid sent by said interested party not being considered in the Competitive Bidding Procedure for the disposal of UPI Towers, and said proof may be provided by submitting an irrevocable letter of credit from a financial institution registered with the Central Bank of Brazil; and (viii) bidder’s obligation to declare itself expressly bound and obliged to comply with all the terms, conditions and obligations established in this

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Plan regarding the sale of the UPI Towers, as well as any other conditions that may be defined until the date of the publication of the UPI Towers Public Notice.

5.3.9.2.3.7.       The sealed bids will be opened at the UPI Towers Bids Hearing, according to the availability of the Judicial Reorganization Court to hold it, but aiming for it to occur within five (5) Business Days as of the date determined in the UPI Towers Public Notice for the submission of sealed bids as per Clause 5.3.9.2.3.5.

5.3.9.2.4.       UPI Towers Binding Bid. On July 17, 2020, Highline submitted the UPI Towers Binding Bid included in Exhibit 5.3.9.2.1, which (observing the terms and conditions set forth therein) is a firm, irrevocable and irreversible binding bid for the acquisition of UPI Towers by Highline, at the base acquisition price of one billion, sixty-six million, nine hundred and two thousand, eight hundred and twenty-seven reais (BRL 1,066,902,827.00) calculated under the UPI Towers Binding Bid, to be paid in cash, subject to the price adjustment and the payment schedule set forth in the UPI Towers Binding Bid and in the draft of the UPI Towers Sale and Purchase Agreement included in Exhibit 5.3.9.2 of the Plan. The UPI Towers Binding Bid subscribed by Highline represents, for all purposes, a valid bid for the acquisition of UPI Towers and execution of the respective Sale and Purchase Agreement, also subject to the payment of a compensatory pecuniary fine by Highline in case of default on the obligation to execute the respective Sale and Purchase Agreement, in compliance with the terms and conditions set forth in the UPI Towers Binding Bid.

5.3.9.2.5.       Right to Last Offer. Considering that Highline (i) was contacted by the financial advisers of the Oi Group to check its interest in acquiring UPI Towers; (ii) by virtue of such contact, it focused efforts on a due diligence of the assets that make up UPI Towers and paid for all related costs; (iii) submitted a UPI Towers Binding Bid, which served as basis to set the UPI Towers Minimum Price; and (iv) by submitting the UPI Towers Binding Bid, it made the firm commitment to complete the acquisition of UPI Towers on the terms set forth in the UPI Towers Binding Bid, provided that the conditions also stated in the UPI Towers Binding Bid are observed and complied with, Highline shall, within the deadline set out in the UPI Towers Public Notice for the submission of closed bids to acquire UPI Towers, submit a closed bid on the exact terms and conditions as the UPI Towers Binding Bid and, at the UPI Towers Bids Hearing, it shall be entitled to, at its exclusive discretion, cover with any amount the highest offer above the UPI Towers Minimum Price that is submitted during the Competitive Bidding Procedure for the disposal of UPI Towers (“UPI Towers Right to Last Offer”), if during the UPI Towers Bids Hearing it is found, after the opening of the respective closed bids, that the UPI Towers Binding Bid submitted by Highline is not the bid with the highest purchase price for UPI Towers tendered during the respective Competitive Bidding Procedure.

5.3.9.2.5.1.       If (i) the UPI Towers Binding Bid is the only bid tendered during the Competitive Bidding Procedure for the judicial disposal of the UPI Towers; or (ii) if Highline exercises the UPI Towers Right to Last Offer as described in Clause 5.3.9.2.5 above, the Judicial Reorganization Court will render a decision declaring Highline as the winner of the Competitive Bidding Procedure for the disposal of the UPI Towers, pursuant to and under the terms to be set forth in UPI Towers Public Notice, subject to the provisions in Clauses 5.3.9.9 and 5.3.9.2.8.

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5.3.9.2.5.2.       If Highline does not exercise the UPI Towers Right to Last Offer as described in Clause 5.3.9.2.5 above, the Judicial Reorganization Court will render a decision declaring as the winner of the Competitive Bidding Procedure for the disposal of the UPI Towers the Winning Bid as defined in the terms of Clause 5.3.9.9, with due regard for the provisions set forth in Clause 5.3.9.2.3.6.

5.3.9.2.5.3.       If the UPI Towers Binding Bid is terminated prior to the UPI Towers Bids Hearing, observing the terms and conditions set forth in the UPI Towers Binding Bid, the UPI Towers Right to Last Offer will be legally extinct and Highline or any of its Affiliates will not be able to exercise it in any court or out-of-court proceeding.

5.3.9.2.6.       Disposal Certificate. The Judicial Reorganization Court (i) shall ratify the Winning Bid of the Competitive Bidding Procedure for the disposal of the UPI Towers defined pursuant to Clause 5.3.9.9; e (ii) shall issue a disposal certificate in favor of the winner of the Competitive Bidding Procedure for the disposal of the UPI Towers, which will constitute a document capable of proving the judicial acquisition of the UPI Towers, including the equity interest in SPE Towers; with the lack of succession of the acquirer in any debts and/or obligations of Debtors and/or any other companies of Oi Group, pursuant to arts. 60, sole paragraph, and 141, item II of LFR, and art. 133, first paragraph, item II of Law No. 3,172/1966, subject to the provisions in Clause 5.3.9.2.8.

5.3.9.2.7.       Payment of the Price and Transfer of UPI Towers. The acquisition price of the UPI Towers must be paid by the respective acquirer and the subsequent transfer of UPI Towers by Debtors shall be carried out according to the terms and conditions set forth in the draft of the UPI Towers Sale and Purchase Agreement.

5.3.9.2.8.       Lack of Succession. UPI Towers will be disposed of free and clear of any liens or encumbrances, with no succession of the acquirer(s) of UPI Towers for any debts, contingencies and/or obligations of the Debtors, regardless of their nature, including, without limitation, those of a fiscal, tax and non-tax, regulatory, administrative, civil, commercial, environmental, labor, criminal, and anti-corruption nature, the liabilities arising from Law No. 12,846/2013, social security liabilities and those arising from a joint and several liability assumed by Oi Group for compliance with all obligations set forth in the Plan and in its Amendment, pursuant to arts. 60, sole paragraph, 141, items II and 142 of LFR, and art. 133, first paragraph, item II of Law No. 5,172/1966.

***

“UPI Towers Public Notice” means the Public Notice to be published by Oi Group to inform interested parties about the Competitive Bidding Procedure for the disposal of the UPI Towers, composed of the equity interest held by the Debtors in SPE Towers, in which all the conditions to be met by the potential interested parties, including the Minimum Conditions, among other information, must be mandatorily presented, as well as the provision for lack of succession of the winner of the Competitive Bidding Procedure for judicial disposal of the UPI Towers in the obligations of Debtors, as described in Clause 5.3.9.2.8 of this Plan and the requirements of LFR must be complied with in the publication of such public notice.

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5.3.7.       Transfer of Assets, Liabilities and Rights of the Defined UPIs and Operation of the Defined SPEs UPIs. The Debtors will contribute and transfer the Assets, Liabilities and Rights of Defined UPIs to the Defined UPIs in the manner and until the date set forth in the respective Sale and Purchase Agreements or another subsequent date to be set forth in the respective Sale and Purchase Agreements, as applicable (the “Contribution Date”), so that the Defined SPEs UPIs may operate the respective Assets, Liabilities and Rights of Defined UPIs independently and with all necessary authorizations.

5.3.9.8.       Qualification — Minimum Conditions. Any parties interested in participating in the Competitive Bidding Procedures must express their interest within seven (7) Business Days as of the publication of the respective Public Notice, and such term may be extended at the sole discretion of the Debtors and later informed in the respective Public Notice, by submitting a qualification notice to Oi Group, under the terms set forth in the Plan and in respective Public Notice, with copy to the Bankruptcy Trustee and protocol before the Judicial Reorganization Court, always within the same term established herein (“Qualification”). Without prejudice to certain financial criteria and other documents and conditions to be set forth in the respective Public Notices, the Qualification notice to be submitted by each party interested in participating in the Competitive Bidding Procedures must comply with, at least, the following conditions (“Minimum Conditions”), under penalty of the Qualification notice of the respective interested party not being considered:

(i)       the interested party must indicate in the Qualification in which Competitive Bidding Procedure or Competitive Bidding Procedures it wishes to participate, further indicating the Defined UPI or block of Defined UPIs for which it intends to submit a bid;

(ii)       the interested party must submit proof of existence and good standing duly issued by the authorities responsible for registering the organization of the interested party;

(iii)       if it is a legal entity, the interested party must submit a copy of the articles of association or bylaws. If it is a joint-stock company, the interested party must submit a copy of the corporate books that indicate the individuals or legal entities, which are the holders of the shares, or, in the case of publicly-held companies, the updated shareholding statement;

(iv)       the interested party must submit a bank reference statement from at least two (2) top tier financial institutions attesting its economic, financial and equity capacity to participate in the respective Competitive Bidding Procedure;

(v)       the interested party must submit proof that it has sufficient funds or means available to comply with the (a) payment of the Minimum Price of the respective Defined UPI(s), and such proof may be provided upon the submission of an irrevocable letter of credit from a Brazilian financial institution registered before the Central Bank of Brazil; or (b) at least, payment of an amount equivalent to the fine (break-up fee) for termination of the respective Sale and Purchase Agreement (as defined in Clause 5.3.9.10 below), if applicable; and

DocuSign Envelope ID: C6090006-247A-471C-86A1-B1FF4A9F9929

(vi)       interested party must agree mandatorily and expressly with the terms and conditions for the disposal of the assets in question set forth in this Plan, without any reservations.

5.3.9.9.       Winning Bid. The results of each Competitive Bidding Procedure will be determined independently. The bid that will be considered the winner of each one of the Competitive Bidding Procedures must observe the following (“Winning Bid”):

(i)       For the Competitive Bidding Procedure involving UPI Towers, the Winning Bid shall be the highest bid submitted, observing the respective Minimum Price and without prejudice to the provisions in Clauses 5.3.9.2.3, 5.3.9.2.4 and 5.3.9.2.5, specially the UPI Towers Right to Last Offer;

5.3.9.10.       Sale and Purchase Agreement of the Defined SPEs UPIs. With due regard for the provisions set forth in Clause 5.3.9.9 above, after the determination of the Winning Bid, the bidder of the Winning Bid must enter into a sale and purchase agreement with the respective Debtors for the acquisition of the shares issued by the respective Defined SPE(s) UPI(s) in terms usually adopted for operations of this nature (“Sale and Purchase Agreement”). The Sale and Purchase Agreement for the acquisition of the UPI Movable Assets must further comply with the main terms and conditions set forth in Exhibit 5.3.9.1, and the Sale and Purchase Agreements for the acquisition of UPI Towers and UPI Data Center must be executed substantially in the form of the drafts included in Exhibits 5.3.9.2 and 5.3.9.3, respectively. With regard to UPI InfraCo, the Sale and Purchase Agreement must be executed according to the draft to be attached to the respective Public Notice.

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